Exhibit 10.2

December 18, 2018

Mark Lewry

Dear Mark,

The following is an agreement (“Agreement”) between Mark Lewry (hereinafter referred to as “You”) and Oil-Dri Corporation of America (hereinafter referred to as “Oil-Dri” or “the Company”) regarding your separation of employment from Oil-Dri. The purpose of this Agreement is to provide for an orderly departure under terms which are mutually acceptable to both parties and protection for the Company from any and all claims by You against the Company (other than a claim to be paid in the amounts provided in paragraph number two (2) of this Agreement). Therefore, in consideration of the mutual promises set forth in this Agreement, You and Oil-Dri agree to the following terms and conditions:

1.	Your employment with Oil-Dri will terminate on December 18, 2018.

2.
Although You are not otherwise entitled to receive any severance pay from Oil-Dri, in exchange for your promises contained in this Agreement, Oil-Dri agrees to give You severance compensation as stated below (the “Severance Compensation”).

Oil-Dri will pay You Severance Compensation equal to six (6) months of your current base salary for a total gross payment of $151,500 less required withholding. One‑fourth of this Severance Compensation is in consideration for the release of any claims under the Age Discrimination in Employment Act.
These payments will be made semi-monthly on the Company’s normal payroll dates. Such payments will not commence until the eighth day after You sign and initial each page of this Agreement.

3.
All wages, vacation pay and other benefits due to You as of your separation date according to the established policies, plans, and procedures of the Company will be paid to You in accordance with the terms of those established policies, plans, and procedures. In addition, any benefit continuation rights or benefit conversion rights existing under the established plans of the Company will be made available to You in accordance with the terms of such established plans. You will receive a separate letter with details concerning your benefits upon separation.

4.	You may be eligible for unemployment compensation benefits after the payment of the Severance Compensation. Please contact your local unemployment office for information. In the event you apply for unemployment compensation benefits prior to the full payment of the Severance Compensation, your Severance Compensation will end. If

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Oil-Dri stops paying the Severance Compensation because of your application for unemployment compensation benefits, that will have no effect upon the release provided in paragraph number five (5) below and the release shall remain in full force and effect.

5.
In consideration for receiving the Severance Compensation, You waive and release and promise never to assert any claims or causes of action, whether or not now known, against the Company or any of its acquisitions, predecessors, successors, or past or present subsidiaries, officers, directors, agents, employees, assigns and employee benefit plans (collectively, the “Released Parties”), with respect to any matter, including but not limited to, any matter related to your employment with the Company or the termination of that employment. This means, among other things, that You waive any right to assert any claim or complaint against the Released Parties, including, but not limited to, tort claims; claims of wrongful discharge, emotional distress, defamation, fraud, or breach of contract; claims for attorneys’ fees; any claims of discrimination or harassment based on sex, age, race, color, national origin, ancestry, religious creed, disability, sexual orientation, marital status, present or past history of physical or mental disability or handicap, veteran status or on any other basis, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Georgia Fair Employment Practices Act, the Illinois Human Rights Act, and/or all other local state or federal laws, ordinances and regulations relating to employment. This is a general release. You understand and agree that this general release includes, but is not limited to, any claims arising out of or related to your employment with Oil-Dri and your separation from that employment. However, nothing in this Agreement shall constitute a release by You of any claims that cannot by law be waived. This Agreement does not waive rights or claims that may arise after You sign this Agreement, nor does it prohibit You or the Company from seeking enforcement of the terms contained in this Agreement.

6.
You understand and agree that, while this Agreement does not affect your rights to file a charge with or to participate as a witness in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (the “EEOC”) or any similar state agency, by accepting the terms of this Agreement and the compensation provided as a result, You give up your right to receive any relief whatsoever, including but not limited to financial benefit or monetary recovery, from any lawsuit or settlement related to such rights and claims as You waived in paragraph number five (5) above, whether the lawsuit is filed or the settlement reached by the EEOC or anyone else.

7.	By signing this Agreement, You are verifying to the Company that You:

a.	have not suffered a work-related injury that You have not properly disclosed to Oil‑Dri; and

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b.
have been paid in full all wages due and owing to You for any and all work which You performed for Oil-Dri through the pay period of the pay date immediately preceding the date of your signature (Oil-Dri agrees that if You performed work for Oil-Dri after that pay period, payment will be made to You according to the Company’s established payroll practices); and

c.
understand that your termination and the signing of this Agreement does not limit or release You from the obligations contained in any other Agreements with Oil- Dri, including, but not limited to, any Non-Disclosure Agreements and Non-Competition Agreements.

8.
You will return to Mary Beth Sullivan all door and file keys, radio, beeper, equipment, tools, computer access codes, disks and instructional manuals, reports, files, memoranda, records, software, credit cards, and other physical or personal property which You received, prepared or helped prepare in connection with your employment with the Company. You agree that You will not keep any copies or excerpts of any of the above items.

9.
In recognition of the Severance Compensation, You agree to promptly respond to any questions from Dan Jaffee, or any person designated by Dan Jaffee, related to your work at Oil‑Dri until June 18, 2019. For this purpose, You will provide Dan Jaffee with your current phone numbers and e‑mail address, if any.

10.	You waive and surrender any right You may have, now or hereafter, to employment with Oil‑Dri. In reliance on this waiver, the Company may disregard any employment application submitted by You.

11.
You agree to refrain from using in any manner and to keep confidential any and all information and data concerning the business and affairs of Oil-Dri or its affiliates which You have received as a result of the employment relationship of the parties, except to the extent that You can demonstrate that the information or data (i) is generally available to the public through no act or failure to act of You, (ii) was already known to You on a non-confidential basis on the date of receipt, (iii) was disclosed to You on a non-confidential basis by a third party not having a confidential relationship with the Company with respect to such information, or (iv) has been independently acquired or developed without violating any of your obligations under this provision. Please be reminded that as a Section 16 Reporting Person, you remain subject to rules prohibiting trading of Oil-Dri stock based on insider information and the short swing profit rule. The short-swing profit rule requires any insider to return to the Company the difference between the sales purchase prices (any “profits” made by buying and selling - or selling and buying) of Oil-Dri stock within a six-month period.

12.
You agree that You will not disclose to others the terms of this Agreement, except that You may disclose such information to your attorney, tax preparer and immediate family. If You properly disclose the terms of the Agreement to anyone, You agree that You shall

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inform them that the Agreement is strictly confidential, and instruct them not to disclose it to anyone else.

13.
You will direct all reference inquiries to Mary Beth Sullivan, Vice President, Human Resources, who will respond only with the following information: dates of employment, position(s) held, and confirmation of last salary. To the extent that You direct references to other persons, the Company is not liable for any statements made by such non-designated individuals. You agree that the Company has no liability for any statements made regarding You by persons not employed by the Company at the time such statements are made.

14.
You will not do or say anything which criticizes or disparages the Company, its management or practices, which disrupts or impairs the Company's normal, ongoing business operations, or which harms the Company's reputation with its employees, customers, suppliers or the public.

15.	You understand and agree that if You breach any part of this Agreement, Oil-Dri’s obligation for the Severance Compensation ceases and Oil-Dri may recoup all such payments already made.

16.
You and Oil-Dri agree that this Agreement constitutes the entire understanding of the parties concerning the cessation of the employment relationship and sets forth all compensation to be paid by the Company to You subsequent to cessation of the employment relationship. This Agreement cancels and supersedes all previous agreements and understandings, oral or written, between the parties with respect to the subject matter hereof and may be modified only in a written document signed by You and a duly authorized officer of the Company. This Agreement does not affect any Non-Disclosure Agreements and Non-Competition Agreements between You and Oil-Dri, copies of which are being provided to you for your reference.

17.	Nothing in this Agreement shall be treated as an admission by You or the Company of any liability, wrongdoing or violation of any law.

18.
This Agreement shall be governed by and construed in all respects under the laws of the State of Illinois without reference to its conflicts of laws, rules or principles. If a court finds any part of this Agreement to be invalid or unenforceable, then that provision or part shall be modified so as to render it valid and enforceable, or, if necessary, shall be deemed removed from this Agreement. In any event, the rest of the Agreement shall remain in full force and effect and shall be enforced to the maximum extent permitted by law.

19.
You have the right to consult with an attorney of your choice before signing this Agreement and Oil-Dri encourages You to do so. You understand that You have up to twenty-one (21) days after receiving this Agreement to review it and to discuss it with an

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attorney, and that You have seven (7) days after You have signed this Agreement during which You may revoke it. You understand that if You do not return to the Company a signed and dated copy of this Agreement by the close of business on the 21st calendar day after your termination of employment, the provisions of this Agreement, including the severance compensation provisions, will be void and the Company will have no further obligations thereunder. This Agreement must be signed, initialed on each page and returned to Mary Beth Sullivan, Vice President, Human Resources, at the address shown below without any alteration. Enclosed is a self-addressed postage-prepaid envelope for your convenience. Any modification or alteration of any terms of this Agreement voids the Agreement in its entirety.

If You wish to revoke this Agreement within the seven-day period, You may do so by delivering a letter of revocation to: Mary Beth Sullivan, Vice President, Human Resources, at the address shown below. Because of this revocation period, You understand that this Agreement shall not become effective or enforceable until the eighth day after the date You sign this Agreement. After that, it becomes binding and irrevocable.

Please indicate your agreement with the terms stated above by signing below.

OIL-DRI CORPORATION OF AMERICA

By:    /s/ Mary Beth Sullivan
Mary Beth Sullivan
Vice President, Human Resources

Oil-Dri Corporation of America
410 N. Michigan Avenue
Suite 400
Chicago, Illinois 60611

I agree with the terms of this Agreement and deem it to be fair and equitable, as signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims, known or unknown, voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

/s/ Mark Lewry                             Date:12/29/18
Mark Lewry

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